FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Enterprises, Inc. Appoints New Member to Board of Directors
David J. Robino Appointed to the Board

TEMPE, Ariz. – May 3, 2007 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced that David J. Robino has been appointed to the Company’s Board of Directors effective May 9, 2007.

“I am very pleased to announce Dave Robino’s appointment to the Board,” said Richard A. Fennessy, chief executive officer of the Company. “Dave brings over 20 years of wide-ranging experience with leading companies to his Board service. His IT industry experience and deep expertise in human resources brings a great source of knowledge to us as we continue our focus on improving the teammate experience at Insight.”

Mr. Robino served as a Non-Executive Director of Memec Group Holdings Limited, a global distributor of specialty semiconductors, from 2001 until the sale of the business to Avnet in 2005. Prior to his association with Memec, Mr. Robino was with Gateway, Inc., first as Executive Vice President and Chief Administrative Officer and later as Vice Chairman. During his tenure at Gateway, Mr. Robino had responsibility for strategy, new business development, and business process reengineering functions as well as corporate communications and marketing services, community relations, law, government affairs, human resources, real estate and administrative services, and compliance and ethics functions. Before joining Gateway, Mr. Robino had held positions with AT&T, Dun & Bradstreet, PepsiCo and Maytag.

Mr. Robino qualifies as an independent director in accordance with Nasdaq listing requirements. He was appointed to a vacancy in Class I of the Board and will stand for election to the Board at the 2007 annual meeting of stockholders.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has approximately 4,500 teammates worldwide and generated sales of $3.8 billion for its most recent fiscal year, which ended December 31, 2006.  Insight is ranked number 543 on Fortune Magazine’s 2007 ‘Fortune 1000’ list.  For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer	Chief Accounting Officer
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com